  Exhibit 3

Buenos Aires, August 26, 2020

Notice: CPSA-GG-N-0232/20-AL

COMISIÓN NACIONAL DE VALORES (“CNV”)
Deputy Management of Issuing Companies
25 de Mayo 175
City of Buenos Aires
To Issuance Companies

BOLSAS Y MERCADOS ARGENTINOS S.A. (“BYMA”)
Sarmiento 299
City of Buenos Aires

MERCADO ABIERTO ELECTRÓNICO (“MAE”)
San Martin 344
City of Buenos Aires

Subject: Information set forth by Section 63 of
Buenos Aires Stock Exchange Regulations

Dear Mr. /Madam,

We contact you in compliance with the abovementioned section so as to inform that on August 26, 2020, the Board of Directors of Central Puerto S.A. approved the financial statements and other documentation for the period ended June 30, 2020 and has acknowledged the corresponding reports of the Auditor and the Statutory Audit Committee.

Regard being had to the foregoing, we inform the following:

1.
Income (loss) for the six-month period ended June 30, 2020:

ARS 000
Income (loss) for the period
attributable to shareholders of the Company	3,177,244
attributable to non-controlling shareholding	19,828
Total income(loss) for the period- Income	3,197,072

Avda. Tomás A. Edison 2701 – C1104BAB – City of Buenos Aires – Argentina
Telephone (54 11) 4317 5000 – Fax (54 11) 4317 5099

2.
Other comprehensive income for the six-month period ended June 30, 2020:

ARS 000
Other comprehensive income for the period
attributable to shareholders of the Company	-
attributable to non-controlling shareholding	-
Total other comprehensive income for the period	-

3.
Total comprehensive income (loss) for the six-month period ended June 30, 2020:

ARS 000
Net comprehensive income for the period
attributable to shareholders of the Company	3,177,244
attributable to non-controlling shareholding	19,828
Total net comprehensive income for the period- Inome	3,197,072

4.
Shareholders’ equity details divided in items and amount as at June 30, 2020

ARS 000
Share Capital – Face Value	1,514,022
Capital adjustment	21,126,025
Statutory Reserve	3,202,398
Optional Reserve	40,450,730
Other accounts of equity	(1,640,520)
Retained earnings -Income (Loss) for the period	3,177,244
Non-controlling shareholding	71,627
Total	67,901,526

attributable to shareholders of the Company	67,829,899
attributable to non-controlling shareholding	71,627

5.
Controlling shareholding

As a consequence of the merger between Central Puerto S.A., in its capacity as parent company and Operating S.A. (“OPER”), Hidroneuquén S.A. (“HNQ”) and Sociedad Argentina de Energía S.A. (“SADESA”), all in their capacity as acquired companies and, as a consequence of the corresponding acquired companies’ shares swap, none of the shareholders of Central Puerto S.A. holds a controlling interest.

Finally, it is important to highlight the fact that share capital is under public offering and it is listed in the Buenos Aires Stock Exchange (“BCBA”) and; since February 2, 2018, in the New York Stock Exchange (“NYSE”). Therefore, shareholding may experience variations, which the company may not be aware of.

Yours sincerely,